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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                     SOURCE INTERLINK ANNOUNCES RESIGNATION
                           OF FOUNDER S. LESLIE FLEGEL

                      MICHAEL R. DUCKWORTH NAMED CHAIRMAN;
           JAMES R. GILLIS AND ALAN TUCHMAN APPOINTED INTERIM CO-CEOS

BONITA SPRINGS, FL, NOVEMBER 13, 2006 -- Source Interlink Companies, Inc. (NASDAQ: SORC) reported today that S. Leslie Flegel, 69, has resigned from the Company and the Board of Directors. The Board named Michael R. Duckworth, a director of the Company, as Chairman. Senior Source Interlink executives James
R. Gillis and Alan Tuchman have been appointed interim co-CEOs.

Mr. Gillis, presently Source Interlink's President and Chief Operating Officer, and Mr. Tuchman, presently Source Interlink's Executive Vice President and President and Chief Operating Officer of the Company's Alliance Entertainment subsidiary, lead Source Interlink's two largest business units. Source Interlink's Board will commence a formal search for a permanent CEO. Mr. Flegel will continue as a consultant to the Company under a three-year agreement.

"We are delighted to elevate Jim and Alan to the positions of interim co-CEO," said Mr. Duckworth. "As the leaders of Source's two largest businesses, magazines and CD/DVDs, their appointments signal our ongoing commitment to our customers, and our near-term focus on more quickly integrating our businesses in order to realize synergies. Jim and Alan have made great contributions to Source. I look forward to working closely with them."

"We also want to extend our deepest appreciation to Leslie Flegel. It was his vision that changed the way home entertainment content is distributed in the U.S.," added Mr. Duckworth. "We value his continuing contributions to the Company."

"Building this Company has been a tremendous source of pride and accomplishment for me," said Mr. Flegel. "Now is the right time to transition leadership to a new generation that will continue to revolutionize the way home entertainment content products are sold at retail. I am eager to help management realize the objectives we have established for Source."

Mr. Duckworth has served on Source Interlink's Board of Directors since March 2005. He is a partner of The Yucaipa Companies, which, through an affiliate, is Source Interlink's largest shareholder. Yucaipa is a Los Angeles-based private investment firm specializing in acquiring and operating companies in the retail, distribution, and logistics areas. From 2000-2003, Mr. Duckworth was Managing Director, Investment Banking for Merrill Lynch & Co. From 1988-2000, he served as Managing Director for BT Securities, the investment banking subsidiary of Bankers Trust Company.

Mr. Gillis became Source Interlink's President in December 1998, was appointed as a member of the Board in March 2000 and became the Company's President and Chief Operating Officer in August 2000. Prior to joining the Company, Mr. Gillis served as the President and Chief Executive Officer of Brand Manufacturing Corp., which Source Interlink acquired in January 1999.

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Mr. Tuchman became an Executive Vice President of Source Interlink in February
2005 upon Source Interlink's acquisition of Alliance Entertainment Corp. Prior to the acquisition, he had served as President and Chief Operating Officer of Alliance since 2003. Mr. Tuchman joined Alliance in 1991 as Vice President, rising to Senior Vice President of Strategic Planning in 1996. In 1997 Mr. Tuchman was named President of Alliance subsidiary, AEC One Stop Group, Inc.

ABOUT SOURCE INTERLINK COMPANIES, INC.
Source Interlink Companies is a leading marketing, merchandising and fulfilment company of entertainment products including DVDs, music CDs, magazines, books and related items. The Company's fully integrated businesses include:

         - Distribution and fulfilment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

         - Import and export of periodicals sold in more than 100 markets worldwide

         - Coordination of product selection and placement of impulse items sold at checkout counters

         - Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

         - Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the company's website at www.sourceinterlink.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies, growth opportunities, statements of belief and statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other synergistic benefits, (iii) adverse changes in general economic or market conditions; (iv) the ability to attract and retain employees; and (v) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2006.


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Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.


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CONTACTS:
Investors:                                                                Media:
----------                                                                ------
Dean Heine                            Todd St.Onge                        Nancy Zakhary
Investor Relations                    Brainerd Communicators, Inc.        Brainerd Communicators, Inc.
Source Interlink Companies, Inc.      212-986-6667                        212-986-6667
212-683-0376                          stonge@braincomm.com                nancy@braincomm.com
dheine@sourceinterlink.com

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